Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), entered into effective as of April 11, 2023 (the “Effective Date”), is made by and between David Davis (the “Executive”) and Sun Country, Inc., a Minnesota corporation (together with any of its subsidiaries and Affiliates (as defined below), and any and all successors thereto, the “Company”).

RECITALS

A. The Company (f/k/a MN Airlines, LLC) and the Executive are parties to an Employment Agreement dated April 17, 2019 (as further modified or amended, the “Prior Agreement”).

B. The Company and the Executive desire to enter into this Agreement to assure the Company the continued exclusive services of the Executive and to set forth the rights and duties of the parties hereto.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.	Certain Definitions.

(a) “Action” shall have the meaning set forth in Section 9.

(b) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

(c) “Agreement” shall have the meaning set forth in the preamble hereto.

(d) “Air Carrier Competitors” shall mean the companies listed on Annex A.

(e) “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(f) “Annual Bonus” shall have the meaning set forth in Section 3(b).

(g) “Board” shall mean the Board of Directors of the Company.

(h) The Company shall have “Cause” to terminate the Executive’s employment pursuant to Section 4(a)(iii) hereunder upon (i) the Executive’s indictment for, conviction of, or plea of guilty or nolo contendere to, any (x) felony, (y) misdemeanor involving moral turpitude, or (z) other crime involving either fraud or a breach of the Executive’s duty of loyalty with respect to the Company or any Affiliates thereof, or any of its customers or suppliers, (ii) the Executive’s failure to perform duties as reasonably directed by the Board (other than as a consequence of Disability) after written notice thereof and failure to cure within ten (10) business days of receipt of the written notice, (iii) the Executive’s fraud, misappropriation, embezzlement (whether or not in connection with employment), or material misuse of funds or property belonging to the

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Company or any of its Affiliates, (iv) the Executive’s willful violation of the policies of the Company or any of its subsidiaries, or gross negligence in connection with the performance of his duties, after written notice thereof and failure to cure within ten (10) business days of receipt of written notice, (v) the Executive’s use of alcohol that interferes with the performance of the Executive’s duties or use of illegal drugs, if either (A) the Executive fails to obtain treatment within ten (10) business days after receipt of written notice thereof or (B) the Executive obtains treatment and, following the Executive’s return to work, the Executive’s use of alcohol again interferes with the performance of the Executive’s duties or the Executive again uses illegal drugs, (vi) the Executive’s material breach of this Agreement, and failure to cure such breach within ten (10) business days after receipt of written notice, or (vii) the Executive’s breach of the confidentiality or non-disparagement provisions (excluding unintentional breaches that are cured within ten (10) days after the Executive becomes aware of such breaches, to the extent curable, it being agreed that stopping an act which is an unintentional breach and which does not cause material harm to the Company, shall be deemed a cure) or the non-competition and non-solicitation provisions under Sections 6 and 7 of this Agreement; provided, however that Cause shall not exist unless the Company has afforded a reasonable opportunity for the Executive to appear (with counsel) before the Board. If, within thirty (30) days subsequent to the Executive’s termination of employment for any reason other than by the Company for Cause, the Company discovers facts such that the Executive’s termination of employment could have been for Cause, the Executive’s termination of employment will be deemed to have been for Cause for all purposes, and the Executive will be required to disgorge to the Company all amounts received under this Agreement, all equity awards or otherwise that would not have been payable to the Executive had such termination of employment been by the Company for Cause.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 4(a)(ii)-(vi), the date specified or otherwise effective pursuant to Section 4(a)(ii)-(vi), as applicable or (iii) if Executive’s employment terminates on the Term End Date, the Term End Date.

(k) “Disability” shall mean the Executive’s incapacitation through any illness, injury, accident or condition of either a physical or psychological nature that has resulted in his inability to perform the essential functions of his position, even with reasonable accommodations, for one hundred eighty (180) calendar days during any period of three hundred sixty-five (365) consecutive calendar days, and such incapacity is expected to continue, as determined by an independent medical examination and evaluated in accordance with the standard used under the Company’s long-term disability insurance policy.

(l) “Executive” shall have the meaning set forth in the preamble hereto.

(m) “Good Reason” shall mean, without the Executive’s written consent, (i) a material reduction of Executive’s duties and responsibilities in his capacity as President and Chief Financial Officer of the Company (which, without limitation, shall be deemed to occur if the common stock of the Company is no longer listed on a national securities exchange, unless the Executive becomes the President and Chief Financial Officer of the ultimate parent of the Company and such parent’s shares are listed on a national securities exchange) or change in title or a change that results in the Executive no longer reporting to only the chief executive officer of the Company or to the full Board (or a committee thereof), (ii) a reduction in the Executive’s Base Salary or target annual bonus opportunity, (iii) a failure to pay an Annual Bonus (to the extent earned) in accordance with Section 3(b) or to make an LTIP award during the Term in accordance with Section 3(d), (iv) the relocation of the Company’s principal executive offices to a location outside a 50-mile radius of the current location, or (v) any material breach by the Company of any material term or provision of this Agreement or any other written agreement between the Executive and the Company and its Affiliates; provided, however, that the Executive cannot terminate his employment for Good Reason unless the Executive has first provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of becoming aware of the existence of such grounds and the Company has been afforded at least thirty (30) days from the date on which such notice is provided to cure such circumstances and has failed to do so. If the Executive does not terminate his employment for Good Reason within thirty (30) days after the expiration of such cure period, then the Executive will be deemed to have waived the Executive’s right to terminate for Good Reason with respect to such grounds.

(n) “Inventions” shall have the meaning set forth in Section 7(c)(i).

(o) “Notice of Termination” shall have the meaning set forth in Section 4(b).

(p) “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

(q) “Proprietary Rights” shall have the meaning set forth in Section 7(c)(i).

(r) “Term” shall have the meaning set forth in Section 2(b).

2.	Employment.

(a) In General. The Company shall employ the Executive, and the Executive shall be employed by the Company under this Agreement, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b) Term of Employment. The term of employment under this Agreement shall be for the period beginning as of the Effective Date and ending on the second (2nd) anniversary of the Effective Date (such date, the “Term End Date”), unless earlier terminated in accordance with Section 4 of this Agreement (the period during which the Executive is so employed under this Agreement, the “Term”).

(c) Position and Duties.

(i) During the Term, the Executive shall serve as President and Chief Financial Officer of the Company, with responsibilities, duties, and authority customary for such position. The Executive shall also serve as an officer of Affiliates of the Company as requested by the Board. During each year of the Term, the Executive will be nominated to serve as a member of the Board, subject to shareholder approval of such nomination. The Executive shall not be entitled to any additional compensation for his service as a member of the Board or other positions or titles he may hold with any Affiliate of the Company to the extent he is so appointed, unless he is no longer serving as an officer of the Company, in which case the Executive shall be eligible to receive board compensation and expense reimbursements pursuant to its non-employee director compensation program and Board expense reimbursement policy then-in effect. The Executive shall report directly to only the Chief Executive Officer of the Company or the full Board (or a committee thereof). The Executive agrees to observe and comply with the Company’s rules and policies as adopted from time to time by the Company of which he is made aware or of which he reasonably should be aware given his role with the Company. The Executive shall devote his full business time, skill, attention, and best efforts to the performance of his duties hereunder; provided, however, that the Executive shall be entitled to (A) serve on civic, charitable, and religious boards, (B) subject in each case to approval by the Board, serve on corporate boards, and (C) manage the Executive’s personal and family investments, in each case, to the extent that such activities do not interfere with the performance of the Executive’s duties and responsibilities, do not materially conflict with the business interests of the Company or its Affiliates, and do not violate the applicable restrictions on competition in Section 6 of this Agreement. During the Term, the Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to the Executive or of which the Executive becomes aware which relate to the business of the Company and its Affiliates at any time during the Term, and unless approved by the Board, the Executive shall not accept or pursue, directly or indirectly, any such corporate opportunities on the Executive’s own behalf.

(ii) The Executive’s employment shall be principally based at the Company’s headquarters in the Minneapolis, Minnesota area. The Executive shall perform his duties and responsibilities to the Company at such principal place of employment and at such other location(s) to which the Company may reasonably require the Executive to travel for Company business purposes.

3.	Compensation and Related Matters.

(a) Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of five hundred thousand dollars ($500,000) per annum, paid in accordance with the customary payroll practices of the Company (the “Annual Base Salary”), effective as of May 1, 2023. For the period prior to May 1, 2023, Executive’s Annual Base Salary shall be at the rate in effect under the Prior Agreement. The Board shall review Executive’s Annual Base Salary no less frequently than annually for increase from time to time in its sole discretion.

(b) Annual Bonus. During the Term, the Executive shall be eligible to receive a discretionary annual cash bonus with a target amount equal to one hundred percent (100%) of the applicable Annual Base Salary (the “Annual Bonus”); provided, however, that for calendar year 2023, the target amount for the period January 1, 2023 through April 30, 2023 shall be the target amount for such period determined under the Prior Agreement. The Executive’s actual Annual Bonus for a given year, if any, shall be determined on the basis of the Executive’s and/or the Company’s attainment of objective financial and/or other subjective or objective criteria established by the Board and communicated to the Executive at the beginning of such year. Each such Annual Bonus shall be payable on such date as is determined by the Board, but in any event within the period required by Section 409A of the Code such that it qualifies as a “short-term deferral” pursuant to Section l.409A-l(b)(4) of the Department of Treasury Regulations (or any successor thereto). No Annual Bonus shall be payable with respect to any calendar year unless the Executive remains continuously employed with the Company through the date of payment, except as otherwise provided herein or in Section 5.

(c) Agreement Bonus. As soon as reasonably practicable following the date on which this Agreement is signed by both the Executive and the Company, in recognition of the Executive’s entry into this Agreement for a two-year term, the Executive will be paid a cash bonus in the amount of $300,000. If the Executive is terminated by the Company for Cause or shall voluntarily resign his employment without Good Reason, in each case, prior to the Term End Date, the Executive shall be required to repay a pro-rated portion (based on the number of days remaining from the applicable Date of Termination through the Term End Date, divided by 730 days) of the net after-tax proceeds of the cash bonus.

(d) Equity Awards.

(i) As soon as reasonably practicable following the date this Agreement is signed by both the Executive and the Company, the Executive shall be granted $370,000 in the form of restricted stock units, subject to the terms and conditions of the Company’s 2021 Omnibus Incentive Plan (the “LTIP). Two twelfths (2/12th) of the award will vest on June 30, 2023, and the remaining ten twelfths (10/12th) of the award will vest ratably over the subsequent ten (10) quarters.

(ii) For the 2024 fiscal year, the Executive will receive, subject to Board approval and subject to the Executive remaining employed with the Company through the applicable grant date, restricted stock units under the LTIP having a target value of $850,000, forty percent (40%) of which will vest on a time basis over three years and sixty percent (60%) of which will vest annually over three years subject to the achievement of performance conditions agreed upon by the Executive and the Board. For subsequent fiscal years commencing during the Term, the Executive will be eligible to receive restricted stock units under the LTIP having a target value of $850,000 per annum and containing such other terms as determined by the Board, including with respect to any performance conditions applicable to such restricted stock units.

(iii) The award agreement for Executive’s LTIP award under Section 3(d)(i) shall include provisions for accelerated vesting upon termination of employment pursuant to Section 4(a)(i), (ii), (iv) or (v).

(iv) The award agreements for Executive’s LTIP awards under Section 3(d)(ii) shall include provisions for vesting upon termination of employment pursuant to Section 4(a)(i), (ii), (iv) or (v) as follows: (i) in the case of performance-based awards, a pro-rata portion will vest based on the Company’s actual achievement of applicable performance metrics, multiplied by a fraction in which the numerator is the number of actual days in which the Executive was employed by the Company during the applicable performance period and the denominator is the total number of days in the applicable performance period, to be settled by the end of the applicable performance period but in no event later than March 15 of the year following such period; and (ii) in the case of time-based awards, the next unvested tranche scheduled to vest will vest, and any remaining unvested tranches will be forfeited for no consideration.

(v) The award agreements for Executive’s LTIP awards under Sections 3(d)(i) and (ii) shall include provisions for double-trigger accelerated vesting in connection with a Change in Control (as defined in the LTIP).

(e) Executive Travel Benefits. The Executive is entitled to both positive-space and space-available travel benefits, in accordance with the Company’s rules and policies.

(i) Positive Space Travel. Positive space travel is permitted as follows: the Executive will receive an annual credit of $12,500 in the Executive’ s Universal Air Travel Plan (“UATP”) account for personal travel on Company scheduled flights for the Executive and certain Qualifying Friends and Family (as defined below). Each flown segment is valued at $75 and deducted from the Executive’s UATP account. The value of this benefit is reported as taxable income with taxes on such income paid for by the Company.

(ii) Qualifying Friends & Family. “Qualifying Friends and Family” are defined as follows:

(A) If the Executive travels on a flight itinerary, the Executive may bring up to eight friends or family members, on the same itinerary, on any scheduled Company flight (provided such persons are not prohibited by Company from traveling on Company flights).

(B) If the Executive is not listed on the flight itinerary, i) the Executive’s Circle Of Travelers (defined under the Company’s Employee Travel Policy) may use the Executive’s positive travel benefit for any scheduled Company flight and flown segments will be deducted from the UATP account; or ii) any friend or family member not otherwise prohibited by Company from traveling on Company’s flights, may travel on any scheduled Company flight with Executive’s consent and flown segments will be deducted from the Executive’s UATP account.

(iii) Space Available Travel. The Executive and the Executive’s Circle Of Travelers may also travel on scheduled Company flights in accordance with the Company’s Employee Travel Policy, in which case, flown segments will not be deducted from the Executive’s UATP account.

(iv) Vesting. Executive’s travel benefits under this Section 3(e) are non-forfeitable for the Executive’s lifetime and therefore are useable by Executive for the remainder of Executive’s life.

(f) Benefits. During the Term, the Executive shall be entitled to participate in the employee benefit plans, programs, and arrangements of the Company as may be in effect from time to time, in accordance with their terms for senior executives.

(g) Vacation. During the Term, the Executive shall be entitled to vacation in accordance with the Company’s vacation policies, as then in effect. Any vacation shall be taken at a time that does not unreasonably interfere with the Executive’s work and the Company’s operations.

(h) Business Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company, in accordance with the Company’s expense reimbursement policies and procedures.

4.	Termination. Prior to the Term End Date, the Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a) Circumstances.

(i) Death. The Executive’s employment hereunder shall terminate upon his death.

(ii) Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive and the date specified in such notice, provided that within the thirty (30) day period following receipt of such notice, the Executive shall not have returned to full-time performance of his duties hereunder.

(iii) Termination with Cause. The Company may terminate the Executive’s employment with Cause.

(iv) Termination without Cause. The Company may terminate the Executive’s employment without Cause. For the avoidance of doubt, the termination of the Term upon the Term End Date shall not be deemed to be a termination without Cause for purposes of this Agreement.

(v) Resignation for Good Reason. The Executive may terminate the Executive’s employment with Good Reason.

(vi) Resignation without Good Reason. The Executive may resign from his employment without Good Reason upon not less than sixty (60) days’ advance written notice to the Board.

(b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to Section 4(a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Section 4(a)(iv) or Section 4(a)(vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination as provided herein (a “Notice of Termination”). If the Company delivers a Notice of Termination under Section 4(a)(ii), the Date of Termination shall be at least sixty (60) days following the date of such notice; provided, however, that such notice need not specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii). If the Company delivers a Notice of Termination under Section 4(a)(iii) or 4(a)(iv), the Date of Termination shall be, in the Company’s sole discretion, the date on which the Executive receives such notice or any subsequent date selected by the Company. If the Executive delivers a Notice of Termination under Section 4(a)(vi), the Date of Termination shall be at least sixty (60) days following the date of such notice: provided, however, that the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the Company’s receipt of such notice, without changing the characterization of such termination as voluntary, even if such date is prior to the date specified in such notice and without having to pay any compensation or benefits for the balance of such notice period. The failure by the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(c) Termination of All Positions. Upon termination of the Executive’s employment for any reason, if requested by the Company, the Executive agrees to resign, as of the Date of Termination or such other date requested by the Company, from all positions and offices that the Executive then holds with the Company and its Affiliates. The Executive agrees to promptly execute such documents as the Company, in its sole discretion, shall reasonably deem necessary to effect such resignations, and in the event that the Executive is unable or unwilling to execute any such document, Executive hereby grants his proxy to any officer of the Company to so execute on his behalf. Notwithstanding anything to the contrary in this Section 4(c), it is understood and agreed that following the termination of his employment for any reason: (i) except in the case of the Executive’s death or termination by the Company for Cause pursuant to Section 4(a)(iii), the Executive will retain his position, if any, as a member of the Board, during which time the Executive shall be subject to all policies of the Company which apply to members of the Board with general applicability, the implementation of which is not intended to disparately treat the Executive in comparison to the other members of the Board, but which policies may prevent Board members from engaging in the type of activity prohibited under Sections 6(a) and (b) of this Agreement; and (ii) except in the case of termination of the Executive’s employment for Cause pursuant to Section 4(a)(iii) or in the case of the Executive’s death, the Executive and the Company shall enter into a consulting agreement on terms to be mutually agreed to by the parties in good faith (the “Consulting Agreement”) pursuant to which the Executive will provide consulting services on a part-time basis that will not preclude the Executive from rendering services on a full-time basis to another employer, provided, that, the Company shall have no obligation to enter into the Consulting Agreement if, at the time the Executive’s employment terminates, the Company is aware or reasonably anticipates that the Executive will be commencing employment or service with an Air Carrier Competitor in breach of Section 6 of this Agreement. The terms of the Consulting Agreement will provide that the Company will be permitted to terminate the Consulting Agreement in the event the Executive is in breach of Section 6(a) or Section 6(b) of this Agreement. In addition, the Consulting Agreement will provide that in the event the Executive commences employment or service with an air carrier that is not an Air Carrier Competitor, the Company will have the discretion to terminate the Consulting Agreement if it determines, in good faith, that the Executive’s employment or service with such air carrier creates a conflict of interest.

(d) Suspension of Duties. The Company reserves the right to bar the Executive from the offices of the Company or any of its Affiliates and to require that the Executive refrain from undertaking all or any of the Executive’s duties and contacting clients, colleagues and advisors of the Company or any of its Affiliates (unless otherwise instructed) during all or part of any period of notice of the Executive’s termination of employment. Should the Company exercise this right, all the Executive’s other duties and obligations hereunder, including the Executive’s duties of fidelity and confidentiality to the Company, remain in full force and effect and, during any such period, the Executive shall remain a service provider to the Company and shall not be employed or engaged in any other business. For the avoidance of doubt, the Company shall continue to pay to the Executive his compensation and benefits during any such notice period, until the Date of Termination.

5.	Company Obligations upon Termination of Employment.

(a) In General Upon termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive (i) any amount of the Executive’s Annual Base Salary earned through the Date of Termination not theretofore paid, (ii) any Annual Bonus for the year prior to the year in which the Date of Termination occurred, that was earned but not yet paid, (iii) any expenses owed to the Executive under Section 3(h), (iv) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3(f) (other than severance plans, programs, or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements including, where applicable, any death and disability benefits, (v) any rights to indemnification to the extent required pursuant to the provisions of the Company’s and its subsidiaries’ bylaws, articles of incorporation or other governing documents or policies; (vi) any rights in his capacity as a holder of the Company’s equity or derivative securities (which, in the case of options or restricted stock units will be determined in accordance with the terms and conditions of the LTIP and applicable award agreement); (vii) the life-time travel benefits set forth in Section 3(e); and (viii) the health care benefits set forth in the Health Care Side Letter by and among the Executive and Sun Country Airlines Holdings Inc., dated as of March 7, 2021 (the “Health Care Side Letter”) (collectively, the “Accrued Obligations”). Notwithstanding anything to the contrary, upon a termination by the Company with Cause, the Accrued Obligations shall not include the amount set forth in clause (ii) of the preceding sentence.

(b) Termination without Cause by the Company or Resignation by the Executive for Good Reason. Subject to Section 5(c) and subject to the Executive’s continued compliance with the covenants contained in Sections 6 and 7, if the Company terminates the Executive’s employment without Cause pursuant to Section 4(a)(iv) or the Executive resigns for Good Reason pursuant to Section 4(a)(v), the Company shall, in addition to the Accrued Obligations (which, for the avoidance of doubt, shall not be subject to Section 5(c)), pay to the Executive an amount equal to the sum of the Executive’s Annual Base Salary and target Annual Bonus, which shall be paid in 12 equal monthly installments in accordance with the Company’s customary payroll practices during the period beginning on the Date of Termination and ending on the earlier to occur of (A) the twelve (12) month anniversary of the Date of Termination and (B) the first date that the Executive violates any covenant contained in Section 6 or 7, after receipt of written notice thereof and expiration of a 10 business day cure period (at which time no additional payments will be made); provided, however, the installment payments payable pursuant to this Section 5(b) shall commence on the 60th day following the Date of Termination, and the initial installment shall include a lump-sum payment of all amounts accrued under this Section 5(b) from the Date of Termination through the date of such initial payment. For the avoidance of doubt, if the Executive’s employment terminates upon the Term End Date, he shall not be entitled to the payments described in this Section 5(b), other than the Accrued Obligations.

(c) Release. Notwithstanding anything herein to the contrary, the amounts payable to the Executive under Sections 5(b), other than the Accrued Obligations, shall be contingent upon and subject to the Executive’s (or the Executive’s estate, if applicable) execution and non-revocation of a general waiver and release of claims agreement in a form to be provided by the Company (the “Release”) (and the expiration of any applicable revocation period), on or prior to the 53rd day following the Date of Termination.

(d) Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

6.	Non-Competition; Non-Solicitation; Non-Hire.

(a) To the fullest extent permitted by applicable law, the Executive agrees that during the Executive’s service with the Company and for the “Restricted Post-Employment Non-Compete Period” (as defined below) following termination of the Executive’s employment with the Company, the Executive will not, directly or indirectly, engage in, provide services to (whether as a director, officer, employee, agent, representative, partner, security holder, consultant, or otherwise), or have any equity or equity-based interest in, any Air Carrier Competitor. Notwithstanding the foregoing, the Executive shall be permitted to (i) maintain and/or acquire an additional passive stock or equity interest in any such Air Carrier Competitor (or the ultimate parent of any such Air Carrier Competitor), provided that the stock or other equity interest acquired is not more than one percent (1%) of the outstanding interest in such Air Carrier Competitor, and (ii) retain any rights he may have attributable to prior employment with any Air Carrier Competitor or its predecessor. The “Restricted Post-Employment Non-Compete Period” shall mean (x) if the Executive’s employment with the Company terminates for any reason prior to the Term End Date, the twelve (12) month period following the Executive’s termination of employment or, if longer, the duration of the Executive’s continued service, if any, as a member of the Board or as a consultant to the Company; or (y) if the Executive’s employment with the Company terminates for any reason on or after the Term End Date, the duration of the Executive’s continued service, if any, as a member of the Board.

(b) To the fullest extent permitted by applicable law, the Executive agrees that during the Executive’s employment with the Company and for the “Restricted Post-Employment Non-Solicit Period (as defined below) following the Executive’s cessation of employment with the Company for any reason, the Executive will not, on the Executive’s own behalf or on behalf of another (i) directly or indirectly solicit, induce or attempt to solicit or induce any officer, director or employee of the Company to terminate their relationship with or leave the employ of the Company, or in any way interfere with the relationship between the Company, on the one hand, and any officer, director or employee thereof, on the other hand, or (ii) directly or indirectly hire (or other similar arrangement) any Person (in any capacity whether as an officer, director, employee or consultant) who is or at any time was an officer, director or employee of the Company until twelve (12) months after such individual’s relationship (whether as an officer, director or employee) with the Company has ended, or (iii) directly contact, or direct others to contact, any “Restricted Customer” (as defined below) of the Company for the purpose of inducing or attempting to induce any such Restricted Customer to cease doing business with the Company; provided, that it shall not be a violation of this Section 6(b) for a subsequent employer of the Executive to hire a Company employee who is at the “director” level or below, so long as such Company employee responds to generic, non-targeted position advertising and the Executive does not engage in activities prohibited by clause (i) of this Section 6(b) with respect to such Company employee. In addition, the Executive agrees that during the Executive’s employment with the Company, the Executive will not induce or attempt to induce any customer, supplier, prospect, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, prospect, licensee or business relation, on the one hand, and the Company, on the other hand. The “Restricted Post-Employment Non-Solicit Period” shall mean the twelve (12) month period following the Executive’s termination of employment for any reason (including on or following the Term End Date) or, if longer, the duration of the Executive’s continued service, if any, as a member of the Board or as a consultant to the Company. A “Restricted Customer” shall mean a customer of the Company that, as of the Executive’s date of termination of employment, has a material contract with the Company that generated revenue, or is commercially reasonably expected to generate revenue, of not less than [redacted] in any consecutive twelve-month period starting one year prior to the date of termination of employment and ending on the first anniversary of the date of termination of employment. Promptly following termination of the Executive’s employment with the Company, the Company will deliver to Executive in writing a list of Restricted Customers, it being understood and agreed that the post-termination restrictions in this Section 6(b) shall apply only to the Restricted Customers set forth on the list delivered by the Company to the Executive.

(c) In the event that the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The Executive hereby acknowledges that the terms of this Section 6 are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company. The Executive hereby authorizes the Company to inform any future employer or prospective employer of the existence and terms of Sections 6 and 7 of this Agreement without liability for interference with the Executive’s employment or prospective employment.

(d) The Executive acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization. The Executive recognizes and acknowledges that he has access to confidential information and trade secrets, and has had or will have material contact with the Company’s customers, suppliers, licensees, representatives, agents, partners, licensors, or business relations, and that the Executive’s services are of special, unique and extraordinary value to the Company and its Affiliates. The Executive acknowledges that the Company has a legitimate business interest and right in protecting its confidential information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of confidential information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill. The Executive acknowledges (i) that the business of the Company and its Affiliates is international in scope and without geographical limitation and (ii) notwithstanding the jurisdiction of formation or principal office of the Company and its Affiliates, or the location of any of their respective executives or employees (including, without limitation, the Executive), it is expected that the Company and its Affiliates will have business activities and have valuable business relationships within their respective industries throughout the world. The Executive further acknowledges that although his compliance with the covenants contained in Sections 6 and 7 may prevent the Executive from earning a livelihood in a business similar to the business of the Company, the Executive’s experience and capabilities are such that the Executive has other opportunities to earn a livelihood and adequate means of support for the Executive and the Executive’s dependents. In addition, the Executive agrees and acknowledges that the potential harm to the Company of the non-enforcement of Sections 6 and 7 outweighs any potential harm to the Executive of their enforcement by injunction or otherwise.

7.	Nondisclosure of Confidential Information; Nondisparagement; Intellectual Property.

(a) Non-Disclosure of Confidential Information; Return of Property. Except as required in the faithful performance of the Executive’s duties hereunder, as required by law, or in proceedings to enforce or defend his rights under this Agreement or any other written agreement between the Executive, on the one hand, and the Company or any of its Affiliates, on the other hand, Executive agrees that for the period during which he is providing services to the Company and for three years thereafter, the Executive shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any Person, any confidential or proprietary information or trade secrets of the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. Confidential Information shall not include any information that is generally known to the industry or the public other than as a result of the Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties. Upon the Executive’s termination of employment for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes; provided, however, that the Executive will be permitted to retain a list of his personal contacts. The Executive may respond to a lawful and valid subpoena or other legal process but shall (if lawful to do so) give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and, if requested by the Company, shall reasonably assist such counsel in resisting or otherwise responding to such process.

(b) Non-Disparagement. The Executive shall not, at any time during the Term and in perpetuity thereafter, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company and its officers, the members of the Board, and the respective Affiliates of any of the foregoing. At the end of the Term, the Company will instruct its executive officers and members of the Board to not, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Executive, at any time (provided, that, the foregoing shall not prohibit the executive officers and members of the Board from responding truthfully to inquiries from shareholders or otherwise complying with its disclosure obligations under appliable regulatory or securities law). The foregoing shall not be violated by either party’s truthful responses to legal process or inquiry by a governmental authority or in disputes between the parties to enforce the terms of this Agreement or any other written agreement between the Executive, on the one hand, and the Company or any of its affiliates, on the other hand.

(c) Intellectual Proprietary Rights.

(i) The Executive agrees that the results and proceeds of the Executive’s services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed for the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by the Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to the Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then the Executive hereby irrevocably assigns and agrees to assign any and all of the Executive’s right, title and interest thereto, including, without limitation, any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its Affiliates), and the Company or such Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such Affiliates without any further payment to the Executive whatsoever. As to any Invention that the Executive is required to assign, the Executive shall promptly and fully disclose to the Company all information known to the Executive concerning such Invention. The Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that the Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company. In accordance with applicable law, this Section 7(c) does not apply to any Inventions for which no equipment, supplies, facilities, trade secrets or other Confidential Information of the Company was used and which was developed entirely on the Executive’s own time unless (a) the Invention relates to the Company’s business or the Company’s actual or demonstrably anticipated research or development; or (b) the Invention results from any work performed by the Executive for the Company.

(ii) The Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent the Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 7(c)(ii) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Executive’s employment with, or service to, the Company. The Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, the Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, the Executive shall, at the Company’s expense, execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. The Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of the Executive’s employment with the Company.

(d) Prior Employment Information. The Executive further agrees that the Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom the Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or its Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

(e) Notwithstanding anything to the contrary contained in this Agreement, (i) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding , and (ii) nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’ s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

8.

Injunctive Relief. The Executive recognizes and acknowledges that a breach of any of the covenants contained in Sections 6 and 7 may cause irreparable damage to the Company and its goodwill, the exact amount of which may be difficult or impossible to ascertain, and that the remedies at law for any such breach may be inadequate. Accordingly, the Executive agrees that in the event of a breach or threatened breach of any of the covenants contained in Sections 6 and 7, in addition to any other remedy that may be available at law or in equity, the Company will be entitled (without the necessity of showing economic loss or other actual damage) to specific performance and injunctive relief (without posting a bond). In the event of any breach or violation by the Executive of any of the covenants contained in Section 6 and 7, the time period of such covenant with respect to the Executive shall, to the fullest extent permitted by law, be tolled until such breach or violation is resolved.

9.

Cooperation. The Executive agrees that during and after his employment with the Company, the Executive will assist the Company and its Affiliates in the defense of any claims or potential claims that may be made or threatened to be made against the Company or any of its Affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise (each, an “Action”), and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any of its Affiliates in any Action, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company and its Affiliates. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any such Action. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its Affiliates (or their actions) to the extent that such investigation may relate to the Executive’s employment or the period of the Executive’s employment by the Company, regardless of whether a lawsuit has then been filed against the Company or any of its Affiliates with respect to such investigation. The Company or one of its Affiliates shall reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such cooperation following his Date of Termination.

10.	Section 409A of the Code.

(a) General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to the Executive under Section 409A(a)(l)(A) of the Code and related Department of Treasury guidance, the Company and the Executive shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 10(a) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on the Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b) Separation from Service Under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that is “nonqualified deferred compensation” subject to Section 409A of the Code shall be payable pursuant to Section 5 unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section l .409A-l(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 5, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of the Executive’s death: provided, that upon the earlier of such dates, all payments deferred pursuant to this Section 11(b)(ii) shall be paid to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section l.409A-l(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A of the Code, the Executive’s right to receive installment payments pursuant to Section 5 shall be treated as a right to receive a series of separate and distinct payments; (v) if the sixty day period following the Date of Termination ends in the calendar year following the year that includes the Date of Termination, then payment of any amount that is conditioned upon the execution of the Release and is subject to Section 409A shall not be paid until the first day of the calendar year following the year that includes the Date of Termination, regardless of when the Release is signed; and (vi) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred . The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. The right to any benefits or reimbursements or in-kind benefits may not be liquidated or exchanged for any other benefit.

11.	Section 280G of the Code.

(a) If there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of a corporation (within the meaning of Section 280G of the Code) and any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive from the Company or otherwise ( “Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (x) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (y) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, the reduction in payments and/or benefits will occur in the following order: (1) cash payments (from latest scheduled to earliest scheduled); (2) any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value (with the highest value reduced first); and (3) any equity or equity derivatives included under Section 280G of the Code at an accelerated value (and not at full value), with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.2800-1, Q&A 24); and (4) any other non-cash benefits (from latest scheduled to earliest scheduled).

(b) Unless the Executive and the Company otherwise agree in writing, any determination required under this Section 11 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 11. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11(b).

(c) Notwithstanding the foregoing, in the event that no stock of the Company or its Affiliates is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code) at the time of the change in control, the Board may elect to submit to a vote of shareholders for approval the portion of the Transaction Payments that equals and exceeds three times the Executive’s “base amount” (within the meaning of Section 280G of the Code) (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.2800-1, and the Executive shall cooperate with such vote of shareholders, including the execution of any required documentation subjecting the Executive’s entitlement to all Excess Parachute Payments to such shareholder vote.

12.

Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates; provided, however, that no such assignment shall release the Company from its obligations hereunder. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. In the event of the Executive’s death following a termination of his employment, all unpaid amounts otherwise due the Executive (including under Section 5) shall be paid to his estate.

13.

Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States.

14.

Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.

Notices. Any notice, request, claim, demand, document, and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by email or sent by nationally recognized overnight courier, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a)	If to the Company, to it at:

Attn: General Counsel

legal@suncountry.com

and

Attn: Chairman of the Board

legal@suncountry.com

(b) If to the Executive, at his most recent address on the payroll records of the Company.

16.

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

17.

Entire Agreement. The terms of this Agreement (together with the Exhibits or Annexes and any award agreements with respect to LTIP awards granted prior to the date of this Agreement) are intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and its Affiliates and to supersede any and all prior employment agreements, offer letters, severance agreements and similar agreements, plans, provisions, understandings or arrangements, whether written or oral (including, without limitation, the Prior Agreement), provided, that, (i) this Agreement shall not supersede the terms of the Health Care Side Letter, the terms of which shall survive the execution of this Agreement, and (ii) nothing in this Agreement shall affect the Executive’s rights to compensation or benefits or rights to indemnification accrued under the Prior Agreement prior to the Effective Date. The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

18.

Amendment; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by the Executive and a duly authorized officer of the Company (other than the Executive) that expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

19.

Indemnification. To the fullest extent permitted by applicable law regarding indemnification, the Executive shall be covered by the indemnification provisions of the Company’s bylaws, articles of incorporation or other governing documents or policies, as may be amended or restated from time to time. During the Executive’s employment with the Company and from and after the date that the Executive’s employment is terminated for any reason whatsoever, the Executive shall receive the same benefits provided to any of the Company’s officers and directors under any additional director and officer insurance or similar policy, indemnification agreement, Company policy or the articles of incorporation or bylaws of the Company, in each case, as may be amended or restated from time to time (provided, that, no such amendment or restatement shall be implemented which would disparately treat the Executive as compared to other officers and directors of the Company similarly covered by such indemnification provisions without the prior written consent of the Executive), for the period of time set for therein and pursuant to the terms thereof.

20.

Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary: (a) the plural includes the singular, and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; and (e) “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section, or subsection.

21.

Dispute Resolution. The parties agree that any suit, action or proceeding brought by or against such party in connection with this Agreement shall be brought solely in any state or federal court within the State of Delaware. Each party expressly and irrevocably consents and submits to the jurisdiction and venue of each such court in connection with any such legal proceeding, including to enforce any settlement, order or award, and such party agrees to accept service of process by the other party or any of its agents in connection with any such proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS RIGHTS OR OBLIGATIONS HEREUNDER.

22.

Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

23.

Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, and foreign withholding and other taxes and charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

24.

Employee Representations. The Executive represents, warrants and covenants that (i) that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment, (ii) the Executive has the full right, authority and capacity to enter into this Agreement and perform the Executive’s obligations hereunder, (iii) the Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of the Executive’s duties and obligations to the Company hereunder during or after the Term, and (iv) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Executive is subject. Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents that are not expressly set forth herein, and that the Executive is relying only upon the Executive’s own judgment and any advice provided by Executive’s attorney.

25.

Clawback. Any compensation paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company or its Affiliates, which is subject to recovery under any law, government regulation or stock exchange listing requirement (whether in effect now or in the future), will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company to the extent required by any such law, government regulation or stock exchange listing requirement).

26.

Legal Fees. The Company will pay, or reimburse the Executive for, the reasonable legal fees incurred by him in the negotiation and preparation of this Agreement and related documents up to a maximum of $50,000.

[signature page follows]

The parties have executed this Agreement effective as of the date first written above.

SUN COUNTRY, INC.

By:	/s/ Jude Bricker
Name: Jude Bricker
Title: Chief Executive Officer

SUN COUNTRY, INC.

By:	/s/ Jennifer Vogel
Name: Jennifer Vogel
Title: Chairman of the Board

EXECUTIVE

/s/ David Davis
David Davis

22

Annex A

[redacted]